Exhibit 10.4
NOTICE OF AWARD
OF PERFORMANCE SHARES

To:	[Name]

From:	Compensation Committee of the Board of Directors (“Committee”)
Subject: Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan (“Plan”)- [Award date] Award
1. Award. The Committee has awarded to you [100%] Performance Shares under the terms of the Plan (the “Target Award” or “Award”). You will have the opportunity to earn up to 200% of the Target Award as set forth in paragraph 2, below. The Award is subject to all of the terms and conditions of the Plan, a copy of which has been delivered to you. Defined terms not otherwise defined herein shall be as defined in the Plan.
2. Terms. The following are the terms of the Award:
     (a) If, at the end of the three fiscal year Period of the Award commencing on [          , 2006] and ending on [          , 2009], (the “Performance Period”) the [ROAA (defined below)] reaches the amount set forth in the vertical column and the [CAGR (defined below)] reaches the amount set forth in the horizontal column you will earn the percentage of the Award indicated in the chart below provided you comply with the terms of the remainder of this Notice of Award.
[CAGR]

		[5.0%	7.5%	10.0%	13.0%	16.0%	20.0%	25.0%]

[R	[4.0%	[20%	35%	50%	68%	86%	106%	124%
O	4.7%	31%	46%	61%	79%	97%	112%	130%
A	5.3%	41%	56%	71%	89%	104%	119%	137%
A]	6.0%	52%	67%	82%	100%	111%	125%	143%
	8.0%	84%	99%	108%	119%	130%	144%	162%
	10.0%	109%	118%	127%	138%	149%	163%	181%
	12.0%]	128%	137%	146%	157%	168%	182%	200%]
     (b) If the ROAA and CAGR fall in between the percentages set forth above, you will receive payment of the Award as determined by the Committee based upon the next lowest level in the above chart; provided that the Committee may in its discretion award a proportionate percentage of the Target Award, determined in the discretion of the Committee, for levels of achievement between the levels specified above. If [ROAA] is less than [4.0%] or [CAGR] is less than [5.0%], then no performance award shall be paid. Cash will be paid in lieu of fractional shares. You must be employed at the end of the Performance Period to be entitled to the payment; provided that the Committee may exercise its discretion to the extent set forth in

Section 7(d) of the Plan, as may be modified by Section 10(e) if you are a “covered employee” for purposes of Section 162(m) of the Code.
     (c) In accordance with the Plan, following determinations by the Committee as to whether the performance objectives have been met at the end of the Performance Period, payment hereunder will be within 2-1/2 months after the end of the calendar year in which the Performance Period ends.
     (d) Definitions.
          (1) [CAGR: “CAGR” shall mean the Company’s compound annual growth rate in net sales, as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed as a percentage, as follows:
               CAGR = ((Ending Value/Beginning Value)^(1/3)) -1
For this purpose, the Ending Value shall be net sales for fiscal year 2008 and the Beginning Value shall be net sales for fiscal year 2005.]
          (2) [ROAA: “ROAA” shall mean the Company’s return on average assets, as determined in accordance with GAAP for the performance period, expressed as a percentage, calculated as the average of the ratio of net income for each year in the performance period divided by average total assets for that year, as follows:
               ROAA for any year = (net income for that year)/(total assets at the beginning of that year + total assets at end of that year)/2
               ROAA for the performance period = sum of the ROAA for each year in the performance period divided by 3.]
     (e) The Committee shall have plenary authority to interpret and implement the provisions of the Plan and to calculate CAGR and ROAA, in its sole and absolute discretion, and to make any adjustments it feels necessary for unusual events, nonrecurring or extraordinary items including major corporate events.
3. Medium of Payment. Payment will be made hereunder in shares of Common Stock (which may include stock with restrictions attached), or, if determined by the Committee at the time of payment, in cash or a combination thereof. The Committee shall direct that any distribution shall be made in accordance with the terms of the Plan.
4. Tax Withholding; Par Value. Stock or cash shall be withheld to satisfy the Company’s tax withholding obligations for any award under the Plan. You must pay or have withheld by the Company an amount of cash equivalent to any applicable par value with respect to any awards of Common Stock received by you.

5. Choice of Law. This Agreement shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. Any litigation concerning any aspect of this Agreement shall be conducted in the State or Federal Courts in the State of Missouri.
6. Amendment. The Award may be amended by written consent between the Committee and you.
Executed this       day of                     , 2[006].

BAKERS FOOTWEAR GROUP, INC.		AGREED TO AND ACCEPTED:

By:

	[Chief Executive Officer]	Participant

[(Seal)
ATTEST:

Secretary]

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